Exhibit 99.1

Schlumberger Announces Second-Quarter 2015 Results

•	Revenue of $9.0 billion decreased 12% sequentially

•	EPS of $0.88 declined 17% sequentially, excluding charges and credits

•	Free cash flow of $1.5 billion represented 132% of earnings

•	Sequential decremental operating margin was 23%

•	5.8 million shares repurchased for $520 million during the quarter

London, July 16, 2015 – Schlumberger Limited (NYSE:SLB) today reported results for the second quarter of 2015.

	(Stated in millions, except per share amounts)

	Three Months Ended			Change
	Jun. 30, 2015	Mar. 31, 2015	Jun. 30, 2014	Sequential	Year-on-year
Revenue	$9,010	$10,248	$12,054	-12%	-25%
Pretax operating income	1,708	1,993	2,621	-14%	-35%
SLB income from continuing operations, excluding charges and credits*	1,124	1,358	1,800	-17%	-38%
Diluted EPS from continuing operations, excluding charges and credits*	$0.88	$1.06	$1.37	-17%	-36%
Pretax operating margin	19.0%	19.4%	21.7%	-49 bps	-278 bps
North America revenue	$2,361	$3,222	$3,888	-27%	-39%
North America pretax operating income	242	416	700	-42%	-65%
North America pretax operating margin	10.2%	12.9%	18.0%	-268 bps	-777 bps
International revenue	$6,525	$6,889	$8,087	-5%	-19%
International pretax operating income	1,595	1,661	1,942	-4%	-18%
International pretax operating margin	24.5%	24.1%	24.0%	+35 bps	+44 bps

*	Schlumberger income from continuing operations, including charges and credits, was $975 million in the first quarter of 2015 and $1.8 billion in the second quarter of 2014. Diluted EPS from continuing operations, including charges and credits, was $0.76 in the first quarter of 2015 and $1.37 in the second quarter of 2014. There were no charges or credits recorded during the second quarter of 2015 or the first six months of 2014. See section entitled “Charges & Credits” for details.

Schlumberger Chairman and CEO Paal Kibsgaard commented, “Schlumberger second-quarter revenue decreased 12% sequentially, driven by the dramatic decline in North American land activity as the rig count dropped by a further 40% and as pricing erosion continued in both North America and the International Areas. North America revenue fell 27% sequentially, while International revenue was 5% lower as customer budget cuts and pricing concessions impacted results for a full quarter.

“Despite the much more challenging market conditions, overall pretax operating margins were maintained at levels well above the previous downturns as we continued to proactively manage costs and resources, carefully navigate the commercial landscape, and further accelerate our transformation program. The success of our efforts can be seen in pretax operating margins of 10.2% in North America and 24.5% internationally while generating $1.5 billion in free cash flow, representing 132% of earnings.

“In the first half of 2015, year-on-year revenue dropped 26% in North America and 14% internationally. In spite of these declines being more severe than those of the 2009 downturn, we delivered first-half decremental margins of 37% in North America and 18% internationally. These results represent a marked improvement over the equivalent figures that were both in excess of 70% for the same period in 2009.

“Among the business segments, Production Group revenue declined 18% sequentially driven by the unprecedented drop in both activity and pricing for pressure pumping services on land in North America. Drilling Group and Reservoir Characterization Group revenues fell by 11% and 5%, respectively, as the declines in development drilling activity and exploration-related services moderated.

“As we enter the second half of the year, our visibility still remains limited. In terms of oil supply, the first signs of flattening North America production have appeared while OPEC marketed supply has been increased once again. Non-NAM, non-OPEC production weakened in the first half of the year driven by falls in Brazil and Mexico, with further softening expected as lower investment levels start to take full effect. The latest supply data together with a strong outlook for global oil demand point to a tightening of the global supply-demand balance even with additional supply from Iran.

“E&P investment in North America is now expected to fall by more than 35% in 2015 driven by lower land activity and increased pricing pressure. We believe that the North American rig count may now be touching the bottom, and that a slow increase in both land drilling and completion activity could occur in the second half of the year.

“In the international market, E&P spending is now expected to drop more than 15%. We do not expect any upward adjustment to existing 2015 budgets but see a continuation of first-half trends with low exploration activity, tight management of development-related spend, and continued pricing pressure.

“In this challenging market, we remain focused on the things we can control, which include our cost and resource base, the effective deployment of our technology and expertise, and the quality and integrity of the products and services we provide to our customers. The success of this approach can be seen in our strong international margins despite the drop in revenue and in our ability to maximize our performance in North America.

“We remain very confident in our capacity to continue to weather the current downturn better than our surroundings, and better than in previous downturns. Our global strength, our technology differentiation, and our accelerated corporate transformation are creating a great platform for us to increase revenue market share, deliver lower reductions in earnings per share than our peers, and continue to reduce working capital and capex intensity while generating higher levels of free cash flow.”

Other Events

During the quarter, Schlumberger repurchased 5.8 million shares of its common stock at an average price of $90.01 per share for a total purchase price of $520 million.

North America

North America second-quarter revenue of $2.4 billion decreased 27% sequentially. In the US and Western Canada, revenue fell on lower pressure pumping activity and persistent pricing pressure as the land rig count dropped 40%, exacerbated by the early onset of the Canadian spring break-up. In the US Gulf of Mexico, revenue declined as the deepwater rig count decreased and activity shifted from exploration to development and completion.

North America pretax operating margin declined 268 basis points (bps) sequentially to 10.2% on decreased pressure pumping activity and pricing weakness on land. Offshore operating margin declined due to the unfavorable revenue mix resulting from the shift from high-margin deepwater exploration work to development and completion activity. Despite the severity of the revenue decline in North America, focused execution and prompt action on cost management limited the sequential decremental margin to 20%.

On land, pricing has fallen to unsustainable levels in some basins, leading to pressure pumping equipment being stacked and crews reassigned. In other basins, hydraulic fracturing fleet deployment was maintained in pursuit of market share and new technology opportunities.

In the first half of 2015, year-on-year revenue dropped 26% in North America, which is more severe than the 24% decline of the same period during the 2009 downturn. In spite of this, the decremental margin was 37% which represents a marked improvement over the 72% posted for the same period in the previous downturn. Pretax operating margin in the first half of 2015 declined by 648 bps year-on-year, less than half of the 1,487 bps fall reported for the first half of 2009. The strength of this performance was underpinned by prompt cost and resource management, the growing effects of the transformation program, strong new technology sales, and efficient supply chain management.

During the second quarter, new Schlumberger technologies helped increase production and operational efficiency in North America.

In Southeast New Mexico, Well Services used a low viscosity composite fluid from the BroadBand* family of unconventional reservoir completion services for Endeavor Energy Resources, LP to stimulate a new well in the Permian Basin with a plug-and-perf completion. In comparison to the six closest offset wells completed using slickwater and similar proppant amounts, the new well’s total oil production after 120 days outperformed all the offset wells by more than 33%.

In South Texas, Well Services used BroadBand Sequence* fracturing service for Encana to accelerate production and increase recovery in older wells in the Eagle Ford and Haynesville shale plays. In an Eagle Ford Shale well for example, refracturing operations increased oil production from 50 bbl/d to 650 bbl/d and flowing pressure from 250 psi to 5,000 psi. And in a Haynesville Shale gas well, production increased from 100 Mscf/d to 5,000 Mscf/d while flowing pressure increased from 1,500 psi to 6,000 psi.

In North Dakota, Drilling & Measurements deployed PowerDrive Orbit* rotary steerable system technology for WPX Energy to drill three extended-reach lateral well sections in the Middle Bakken formation. Given its unique pad actuation design and push-the-bit technology, the PowerDrive Orbit system overcame the trajectory control challenges experienced by conventional drilling assemblies and efficiently delivered three high-quality, in-zone laterals. Similar performance was repeated on a 14,717-ft extended-reach lateral, which represents the longest rotary-steerable-drilled horizontal section in the area.

In South Texas, M-I SWACO used SCREEN PULSE* fluids and cuttings separator technology for Statoil to help maintain optimal well drilling conditions and minimize the costs of disposal and mud loss in a high-rate-of-penetration drilling environment in the Eagle Ford Shale. Previously, large amounts of cuttings transported significant volumes of synthetic-base mud (SBM) over the shaker screen surface with lower recovery potential. SCREEN PULSE technology helped the customer achieve net savings of $68,000 for the first two wells drilled by decreasing the average per-foot SBM cost by 30% and disposal costs by 13%.

In California, Wireline deployed RSTPro* reservoir saturation technology for a major oil and gas customer in the Kern River Field. RSTPro service uses full spectral analysis to measure elemental concentrations, including the salinity-independent carbon/oxygen ratio. Combined with Schlumberger Petrotechnical Services’ interpretation solutions, use of the technology enabled the characterization of heavy oil saturation and has given new life to this brownfield project. The Kern River reservoir monitoring project completed 20 years of saturation surveillance this year and cumulative field production is now over 2 billion barrels of oil.

In the US Gulf of Mexico, Wireline MDT* modular formation dynamics tester together with Quicksilver Probe* technology and an InSitu Fluid Analyzer* system were used for Chevron to obtain reservoir measurements in the deepwater Guadalupe and Anchor discoveries. The combination of Schlumberger technologies helped acquire low contamination samples and perform real-time downhole fluids analysis with the results used to determine reservoir connectivity and improve understanding of sealing properties and fluid charging behavior. The use of Schlumberger downhole fluid analysis technology confirmed the value of real-time decision-making in characterizing reservoirs.

In Atlantic Canada, Schlumberger Integrated Project Management (IPM) completed the construction and evaluation of the first well drilled for Statoil in a challenging deepwater environment off the coast of Newfoundland. The work was completed within the framework of a four-year integrated contract covering the full suite of services for the Flemish Pass exploration and appraisal project. Despite weather-related challenges, the efficiency of the integrated services offering has enabled the project to match the customer’s internal targets. New Schlumberger technologies, such as Wireline Quanta Geo* photorealistic reservoir geology service, helped reduce sub-surface risk and characterize the complex formations. Also, Drilling & Measurements PowerDrive* rotary steerable, Smith Bits Stinger* conical diamond element, and Geoservices FLAIR* fluid logging and analysis technologies helped boost performance through improving drilling efficiency, assuring wellbore integrity, and optimizing well placement. Aided by Schlumberger technologies and the integrated approach, several of the well sections were recognized by Statoil to be among their top drilling performances worldwide.

International Areas

Revenue for the International Areas of $6.5 billion decreased 5% sequentially driven by customer budget cuts and continued pricing concessions.

Middle East & Asia Area revenue of $2.6 billion declined 5% sequentially mainly due to lower activity in Asia-Pacific and Australia from customer exploration budget cuts. Activity in India declined on project delays while activities in Iraq and China remained muted. The Middle East GeoMarkets remained robust on higher activity, particularly in Saudi Arabia, the United Arab Emirates and Kuwait, but revenue in the region declined slightly as pricing concessions affected results for a full quarter.

Europe/CIS/Africa Area revenue of $2.4 billion decreased 5% sequentially, primarily due to Sub-Saharan Africa as exploration decreased and offshore rigs demobilized. Customer budget pressure in Angola and delays in Nigeria also affected results. Russia rebounded on a seasonal increase in conventional land activity while the Russian ruble recovered somewhat. North Sea revenue declined on lower rig count, pricing pressure and a continued shift from exploration to development activity. North Africa activity increased slightly while work in Libya continued to be limited as the security situation remained unchanged.

Revenue in the Latin America Area of $1.5 billion dropped 7% on lower activity in Mexico, Brazil and Colombia due to sustained customer budget cuts. This reduction was partially offset by strong exploration and a ramp up of activity in the Venezuela, Trinidad and Tobago GeoMarket. Activities in Argentina and Ecuador remained resilient.

International Area pretax operating margin of 24.5% increased 35 bps sequentially. Middle East & Asia pretax operating margin increased slightly by 8 bps to 28.7%, Latin America expanded 81 bps to 22.3%, and Europe/CIS/Africa grew 29 bps to 21.3%. Despite the sequential revenue decline and the increasingly unfavorable shift in revenue mix, operating margins expanded and limited the sequential decremental margin to 18%.

For the first half of 2015, year-on-year revenue dropped 14% in the International Areas, which is more severe than the 5% decline in the same period during the 2009 downturn. In spite of this, the decremental margin was 18%, which represents a marked improvement over the 73% posted for the corresponding period in the previous downturn. Pretax operating margin for the first half of 2015 expanded 85 bps compared to the 269 bps fall in margin reported for the same period in 2009. The strength of this performance was a result of proactive cost and resource management, robust sales of new technology, and the acceleration of the transformation program focused on workforce productivity, asset utilization and reduction in unit support costs.

During the quarter, the International Areas saw a number of contract awards and integration-related highlights.

Saudi Aramco awarded Schlumberger a two-year multiservice contract, including stimulation and testing technologies, for unconventional gas projects within the Kingdom. The project involves new unconventional reservoir technologies under trial in the country to optimize stimulation performance.

In the Gulf Cooperation Council countries, Schlumberger had three contracts extended and was awarded a new contract, collectively valued at an estimated $600 million. Five-year contract extensions for Drilling & Measurements and Wireline services include deployment of technologies such as PowerDrive Archer* high build rate rotary steerable systems, MicroScope* resistivity- and imaging-while-drilling services, and Litho Scanner* high-definition spectroscopy logging. The third contract extension, for Artificial Lift services that include REDA* Hotline high-temperature electric submersible pump systems, is for three-and-a-half years. The new contract award, also for five years, is for Well Services cementing technologies.

Schlumberger signed a performance-based contract worth approximately $395 million over four years for the supply of integrated well construction services for a heavy oil field development in the Marine region of Mexico. Under this contract, Schlumberger will provide all drilling and completion services, including project management, directional drilling, measurement-while-drilling, logging-while-drilling, mud logging, wireline, drilling fluids, drill bits, fishing, cementing, coiled tubing, lower completions, and well testing services. Drilling of the first well is planned to start in August 2015.

In Iraq, ENI awarded Schlumberger a three-year integrated well construction contract which covers the drilling of 30 wells and includes the provision of land drilling rigs, directional drilling, measurement-while-drilling, logging while-drilling, drill bits, fishing, cementing, drilling fluids, mud logging, wellbore clean out and wireline services. Schlumberger has delivered wells to ENI under similar integrated contract models in the past and this recent award provides continuity in the field’s ongoing development.

In Norway, Statoil Petroleum AS awarded M-I SWACO a contract valued at approximately $135 million for the supply of glycols to support all of the company’s offshore and onshore Norwegian refinery operations. The four-and-a-half-year contract has an option period of two three-year extensions.

In Azerbaijan, BP has awarded Caspian Geophysical, a joint venture between WesternGeco and SOCAR, a contract to acquire marine seismic surveys in the Caspian Sea, including 2D, 3D and 4D acquisition. The surveys are expected to take about six months to acquire, and will be conducted using Q-Marine* point-receiver seismic technology, the first time this high-specification seismic acquisition system has been deployed in the Caspian Sea. The projects will be carried out in close collaboration between WesternGeco and Caspian Geophysical.

Reservoir Characterization Group

	(Stated in millions, except margin percentages)

	Three Months Ended			Change
	Jun. 30, 2015	Mar. 31, 2015	Jun. 30, 2014	Sequential	Year-on-year
Revenue	$2,425	$2,552	$3,231	-5%	-25%
Pretax operating income	642	655	933	-2%	-31%
Pretax operating margin	26.5%	25.6%	28.9%	84 bps	-239 bps
Decremental operating margin				10%	36%

Reservoir Characterization Group revenue of $2.4 billion declined 5% sequentially, primarily due to sustained cuts in exploration spending that impacted Wireline and Testing Services activities in Europe/CIS & Africa, the US Gulf of Mexico, and Australia. This decline was partially offset by increased software license sales and by WesternGeco revenue that improved slightly on higher land seismic activity in North Africa and in the United Arab Emirates.

Pretax operating margin of 26.5% was 84 bps higher sequentially on 10% decrementals as an unfavorable revenue mix was offset by the contribution of increased higher-margin software license sales.

In addition to contract awards during the quarter, new Reservoir Characterization technologies helped characterize complex reservoirs, optimize well production and reservoir recovery, and improve operational efficiency.

In Australia, Wireline introduced UltraTRAC* all-terrain wireline tractor technology for Origin Energy to gather reservoir samples and pressure measurements in the Otway basin offshore Victoria. UltraTRAC technology conveys large payloads in challenging borehole conditions and across high-angle, extended-reach wells. Combined with Saturn* 3D radial probe technology, which enables sampling in demanding environments, this was the first introduction of these two technologies during extended-reach drilling in Australia. This efficient combination of Wireline technologies saved the customer approximately five days of rig time compared to conventional pipe-conveyed logging methods.

Offshore The Netherlands, Wireline used a StreamLINE* polymer-encapsulated wireline monocable for Wintershall Noordzee BV to convey a perforating gun in a deep, deviated, high-pressure, high-temperature well in the North Sea. StreamLINE cable has a friction coefficient that is one-half the equivalent standard braided line to reduce cable tension and allowed completion of the perforation job in one run instead of two, which was critical to the success of the operation. The solution saved the customer 12 hours in operating time, estimated at $175,000.

Offshore Mexico, Wireline deployed Saturn 3D radial probe and XL-Rock* large-volume rotary sidewall coring technologies for PEMEX to obtain fluid and rock samples in a deepwater well in the Middle Miocene Formation. In addition, the combination of measurements from the Rt Scanner* triaxial induction tool and images from OBMI* oil-base microimager technology helped reveal the presence of new reserves. This information enabled the customer to formulate a new exploration strategy.

In Oman, Wireline technologies were deployed for Petroleum Development of Oman (PDO) to characterize the Shuaiba heterogeneous carbonate reservoir in a challenging oil-base-mud (OBM) environment. Quanta Geo photorealistic reservoir geology technology was used for the first time in Oman to overcome the OBM challenge and identify the microfractures created by the MDT modular dynamics tester tool equipped with high performance packers and a high pressure pump. As a result, PDO was able to obtain the breakdown geological and geophysical properties to update the field development plan and optimize the completion plan.

In Venezuela, Wireline ThruBit* through-the-bit logging technology was deployed for PDVSA to acquire a complete standard petrophysical set of data in highly deviated wells in the Faja del Orinoco’s Ayacucho oil field, where only gamma ray and resistivity information had previously been available. ThruBit logging can reliably log complicated wells in less time compared with conventional conveyance methods, enabling higher accuracy in formation evaluation, field modeling, and horizontal well planning.

Also in Venezuela, Wireline deployed Isolation Scanner* cement evaluation technology for Petroindependencia, S.A., a joint venture between PDVSA and Chevron, to help improve casing centralization design and optimize cementing operations in the Cerro Negro Field. The combination of the Isolation Scanner’s two independent ultrasonic measurements and the efficient reverse tractoring capability offered by the TuffTRAC* cased hole services tractor enabled positive confirmation of zonal isolation in the wells.

In Iraq, Testing Services deployed Signature* quartz gauges enabled by Muzic* wireless telemetry for Chevron to transmit downhole measurements from wells in the onshore Sarta-2 field. In five zones tested, the Signature gauges collected the downhole data reliably under harsh conditions and provided continuous transmission through the InterACT* global connectivity, collaboration, and information service. The customer was able to meet the well-test objectives as well as save rig time through a better-informed decision-making process.

In the UAE, ADCO awarded Schlumberger a contract for conventional and unconventional reservoir laboratory core analysis services. The three-year contract with a two-year option includes the provision of core handling and processing, routine and petrophysical electrical measurement, petrology and geomechanics services. Schlumberger will open a rock-analysis laboratory in Abu Dhabi, in addition to the fluids analysis laboratory currently located in Jebel Ali, UAE to provide customers with a comprehensive suite of integrated rock and fluid reservoir characterization services.

Drilling Group

	(Stated in millions, except margin percentages)

	Three Months Ended			Change
	Jun. 30, 2015	Mar. 31, 2015	Jun. 30, 2014	Sequential	Year-on-year
Revenue	$3,511	$3,963	$4,653	-11%	-25%
Pretax operating income	685	790	981	-13%	-30%
Pretax operating margin	19.5%	19.9%	21.1%	-44 bps	-157 bps
Decremental operating margin				23%	26%

Drilling Group revenue of $3.5 billion decreased 11% sequentially, primarily due to a further drop in rig count in North America that impacted activities of Drilling & Measurements and M-I SWACO. Lower drilling activity in Sub-Saharan Africa, Australia and Colombia also contributed to the decline.

Pretax operating margin of 19.5% declined 44 bps sequentially. Despite the revenue decline, prompt action on cost management helped limit the decremental operating margin to 23%.

New Drilling Group technologies delivered higher performance in the second quarter by improving drilling efficiency, optimizing well placement, and assuring wellbore integrity.

In the Caspian Sea, Drilling Group Technologies were deployed for BP Exploration Caspian Sea Limited to drill the 8 1/2-in and 12 1/4-in sections in a well in the Shah Deniz field, offshore Azerbaijan. This was the first time that the challenging 8 1/2-in section was ever drilled in a single run in Shah Deniz. The section was drilled with a combination of Drilling & Measurements PowerDrive Orbit rotary steerable technology and a Smith polycrystalline diamond compact (PDC) bit with ONYX* cutter technology customized using the IDEAS* integrated drillbit design platform. The section set a field drilling record of 240 m in 24 hours and saved six days of rig time amounting to approximately $2.6 million.

Offshore Brazil, Drilling Tools & Remedial deployed Rhino XC* on-demand hydraulically actuated reamer technology for Petrobras to enlarge a 2,700-ft tangent section of a deepwater well in an unstable salt formation in the pre-salt Lula oil field. Given the ability of Rhino XC technology to achieve larger hole sizes, the customer had more clearance and maintained a high rate of penetration (ROP). Overall, the operation was completed in seven days, saving Petrobras three drilling days compared to previous offset wells drilled without using an underreamer.

Offshore Canada, Drilling Group Technologies set a new drilling record for Statoil in the Bay du Nord discovery northeast of St. John’s, Newfoundland. Schlumberger StingBlade* conical diamond element technology combined with Drilling & Measurements, Smith Bits, M-I SWACO, Geoservices and Drilling Tools & Remedial services helped drill the 17 1/2-in riser-less section in a deepwater well at an ROP of 169.1 m/h, setting a new world record for Statoil and surpassing the previous record by 72%. Additionally, Drilling Group technologies drilled through multiple, hard stringer formations at an average ROP of 35 m/h compared to a historical average ROP of 3 m/h for these formations, and drilled the deepwater well to total depth in a single run.

In Mexico, Drilling & Measurements used 3D VSP* vertical seismic profile technology as well as seismicVISION* seismic-while-drilling and sonicVISION* sonic-while-drilling services for the national oil company in Mexico to optimize a drilling operation through and below salt in a deepwater exploration well. As a result, the customer was able to locate the salt’s base in order to place the casing at the correct depth while reducing drilling risk.

In Southern Italy, Drilling Group technologies were deployed for ENI in the drilling of a long horizontal side-track through a naturally fractured carbonate reservoir in the Val d’Agri oil field. Drilling & Measurements PowerDrive X6* and PowerDrive vorteX* rotary steerable systems combined with Smith drill bits, customized using the IDEAS integrated drillbit design platform, drilled a complex 3D trajectory and a 2,200-m horizontal section efficiently while ensuring accurate well placement in the reservoir. In particular, PowerDrive vorteX technology enabled a two-fold increase in ROP compared with the performance of conventional rotary steerable systems on offset wells. As a result of using Drilling Group technologies, supported by an OSC* interactive drilling operations support center, the side-track was executed as planned and the customer saved 20 days of rig time, amounting to approximately $1.4 million.

In Colombia, Smith drillbit technology helped EQUION ENERGIA improve drilling performance in the Mirador Formation in the Llanos Basin. ONYX 360* rolling PDC cutters increased bit durability by revolving 360 degrees, allowing the entire diamond edge to drill the formation and increase run length by up to 57%. The customer saved 5 1⁄2 days of rig time, amounting to approximately $896,000 through lower drilling costs and fewer bit trips.

In Kazakhstan, Schlumberger Stinger conical diamond bit technology combined with a high-torque displacement motor helped Hilong Petroleum Engineering Company improve drilling performance in the 8 1/2-in section of an onshore well in the Pridorozhnoye gas field. By combining superior impact strength and wear resistance with a conical shape, Stinger element technology enabled a longer and faster run through the challenging cherty limestone formation by delivering an ROP 55% higher compared with an offset well in the same field. As a result, the customer shortened the time to production and was able to drill more wells by saving 27 days of rig time that amounted to approximately $486,000.

Production Group

	(Stated in millions, except margin percentages)

	Three Months Ended			Change
	Jun. 30, 2015	Mar. 31, 2015	Jun. 30, 2014	Sequential	Year-on-year
Revenue	$3,103	$3,767	$4,208	-18%	-26%
Pretax operating income	397	549	710	-28%	-44%
Pretax operating margin	12.8%	14.6%	16.9%	-179 bps	-406 bps
Decremental operating margin				23%	28%

Production Group revenue of $3.1 billion decreased 18% sequentially with more than 80% of the decrease attributable to North America land. Pressure pumping activity continued to fall and pricing pressure increased as land rig count in North America extended its decline.

Pretax operating margin of 12.8% declined 179 bps sequentially as lower activity and increasing pricing pressure continued during the quarter with pricing falling to unsustainable levels in some basins leading to pressure pumping equipment being stacked and crews reassigned. In other basins, hydraulic fracturing fleet deployment was maintained. Despite the severe revenue decline, prompt action on cost management and alignment of resources with activity limited the decremental operating margin to 23%.

New Production Group technologies helped customers meet their technical challenges by accelerating production, enhancing recovery, and increasing operational efficiency.

In Saudi Arabia, after collaborative investment and product development with Saudi Aramco, Schlumberger Completions deployed the world’s first Manara* production and reservoir management system where sensing and control can now be performed at the compartment level within well laterals. The Manara system controls flow using a variable electrical choke and integrated downhole sensors, allowing the user to directly assign compartmental production or drawdown. Patented inductive coupler technology enables umbilical branching from the motherbore into the laterals, providing a reliable power and communications backbone. Avocet* production operations software platform workflows enable real-time visualization, provide the user with improved data interaction and reduce the response time for reservoir monitoring optimization. This game-changing completion platform moves the reservoir monitoring capability from the well to the lateral to the compartment, giving the potential to significantly increase reservoir recovery.

Mangrove* reservoir-centric stimulation design based on the Petrel E&P software platform has now been used by Schlumberger technology integration groups (TIG) to engineer more than 1,000 wells for over 100 customers in 19 countries since initial deployment in 2012. In addition, more than 20 customers across four continents have adopted this unique Schlumberger end-to-end workflow for unconventional plays by acquiring licenses for Mangrove software since sales began in 2014.

In Venezuela, Schlumberger Completions deployed a COLOSSUS UNC* uncemented liner hanger system for Petroindependencia, S.A., to achieve rapid liner installation in extended-reach heavy-oil wells in unconsolidated sandstone reservoirs with shale laminations in the Cerro Negro Field. Given the high dogleg severity of the uncemented laterals, liner mobility was paramount to success. Furthermore, due to the requirement for steam injection to enable production of the heavy oil, the completion hardware had to withstand extreme temperature conditions. COLOSSUS UNC technology helped overcome the technical challenges and decreased liner installation time from ten to one-and-a-quarter days per well, representing a saving of $590,000 that allowed the customer to achieve their production targets for 25 wells.

Offshore Denmark, Schlumberger provided an integrated well intervention solution for Maersk Oil to better understand water production and maximize hydrocarbon recovery in the mature Svend oil field prior to field abandonment. The technologies deployed included ACTive PS* live CT production logging, RST Pro reservoir saturation, and FloScan* Imager services. Initial well testing indicated that the information acquired from this operation had enabled well optimization to reduce water production by one-third.

In Mexico, Well Intervention deployed the ACTive OptiFIRE* coiled tubing real-time selective perforating and activation system for PEMEX to increase production in a well in the South region. In the past, the reperforation of the target zone has been a challenge for conventional wireline intervention methods without having to kill the well or delay production. Active OptiFIRE technology enabled the accurate placement of the perforating guns, and confirmed downhole detonation in a single run. As a result, intervention safety was enhanced, and perforating time reduced by 75%, allowing the well to be cleaned and kicked off efficiently without the need for additional intervention equipment.

Well Intervention also used the ACTive* family of live downhole coiled tubing services offshore Mexico to extend the production tubing in a deviated well and prolong its productive life by moving away from the gas-oil contact. In this application, ACTive technology used real-time downhole measurements to interpret and optimize treatments and intervene with one trip in the hole. Due to the high level of complexity, this intervention required a detail-oriented evaluation of its technical, operational, and logistical aspects. This fully integrated operation took 15 days to complete on a rigless platform, and saved the time and cost associated with major intervention using a workover rig.

Financial Tables

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)

	Second Quarter		Six Months
Periods Ended June 30,	2015	2014	2015	2014
Revenue	$9,010	$12,054	$19,258	$23,294
Interest and other income	47	64	96	141
Expenses
Cost of revenue	7,136	9,269	15,231	18,017
Research & engineering	279	309	546	593
General & administrative	120	123	239	228
Restructuring & other (1)	—	—	439	—
Interest	86	90	169	193

Income before taxes	$1,436	$2,327	$2,730	$4,404
Taxes on income (1)	302	506	608	975

Income from continuing operations	1,134	1,821	2,122	3,429
Loss from discontinued operations	—	(205)	—	(205)

Net income	1,134	1,616	2,122	3,224
Net income attributable to noncontrolling interests	10	21	23	37

Net income attributable to Schlumberger	$1,124	$1,595	$2,099	$3,187

Schlumberger amounts attributable to:
Income from continuing operations (1)	$1,124	$1,800	$2,099	$3,392
Loss from discontinued operations	—	(205)	—	(205)

Net Income	$1,124	$1,595	$2,099	$3,187

Diluted earnings per share of Schlumberger
Income from continuing operations (1)	$0.88	$1.37	$1.64	$2.58
Loss from discontinued operations	—	(0.16)	—	(0.16)

Net Income	$0.88	$1.21	$1.64	$2.42

Average shares outstanding	1,269	1,300	1,273	1,303
Average shares outstanding assuming dilution	1,280	1,315	1,282	1,316

Depreciation & amortization included in expenses (2)	$1,047	$996	$2,089	$1,997

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)

	Jun. 30, 2015	Dec. 31, 2014
Assets
Current Assets
Cash and short-term investments	$7,274	$7,501
Receivables	9,569	11,171
Other current assets	6,018	6,022

	22,861	24,694
Fixed income investments, held to maturity	469	442
Fixed assets	14,848	15,396
Multiclient seismic data	913	793
Goodwill	15,525	15,487
Other intangible assets	4,525	4,654
Other assets	5,612	5,438

	$64,753	$66,904

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,479	$9,246
Estimated liability for taxes on income	1,424	1,647
Short-term borrowings and current portion of long-term debt	4,231	2,765
Dividend payable	640	518

	13,774	14,176
Long-term debt	9,110	10,565
Postretirement benefits	1,348	1,501
Deferred taxes	1,333	1,296
Other liabilities	1,003	1,317

	26,568	28,855
Equity	38,185	38,049

	$64,753	$66,904

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt.

Details of changes in Net Debt follow:

Income from continuing operations before noncontrolling interests	$2,122	$1,134	$3,429
Restructuring and other charges, net of tax	383	—	—

Income from continuing operations before noncontrolling interests, excluding charges & credits	2,505	1,134	3,429
Depreciation and amortization (1)	2,089	1,047	1,997
Pension and other postretirement benefits expense	217	103	190
Stock-based compensation expense	167	87	162
Pension and other postretirement benefits funding	(214)	(94)	(127)
Increase in working capital (2)	(837)	(67)	(1,090)
Other	157	104	(342)

Cash flow from operations	4,084	2,314	4,219

Capital expenditures	(1,193)	(587)	(1,786)
SPM investments	(222)	(113)	(377)
Multiclient seismic data capitalized	(221)	(120)	(154)

Free cash flow (3)	2,448	1,494	1,902

Stock repurchase program	(1,239)	(520)	(2,074)
Dividends paid	(1,151)	(639)	(932)
Proceeds from employee stock plans	256	74	492

	314	409	(612)

Business acquisitions and investments, net of cash acquired plus debt assumed	(206)	(127)	(964)
Discontinued operations - settlement with U.S. Department of Justice	(233)	(233)	—
Other	(86)	(160)	(47)

Increase in Net Debt	(211)	(111)	(1,623)
Net Debt, Beginning of period	(5,387)	(5,487)	(4,443)

Net Debt	$(5,598)	$(5,598)	$(6,066)

Components of Net Debt	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Jun. 30, 2014
Cash and short-term investments	$7,274	$6,803	$7,501	$6,699
Fixed income investments, held to maturity	469	436	442	480
Short-term borrowings and current portion of long-term debt	(4,231)	(3,828)	(2,765)	(1,505)
Long-term debt	(9,110)	(8,898)	(10,565)	(11,740)

	$(5,598)	$(5,487)	$(5,387)	$(6,066)

(1)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(2)	Includes severance payments of approximately $455 million during the six months ended June 30, 2015 and $210 million during the second quarter of 2015.
(3)	“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data capitalized. Management believes that this is an important measure because it represents funds available to reduce debt and pursue opportunities that enhance shareholder value such as making acquisitions, and returning cash to shareholders through stock repurchases and dividends.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Second-Quarter Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions, except per share amounts)

	First Quarter 2015
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, excluding charges & credits	$1,733	$362	$13	$1,358	$1.06
Workforce reduction	(390)	(56)	—	(334)	(0.26)
Currency devaluation loss in Venezuela	(49)	—	—	(49)	(0.04)

Schlumberger income from continuing operations, as reported	$1,294	$306	$13	$975	$0.76

	Six Months 2015
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, excluding charges & credits	$3,169	$664	$23	$2,482	$1.94
Workforce reduction	(390)	(56)	—	(334)	(0.26)
Currency devaluation loss in Venezuela	(49)	—	—	(49)	(0.04)

Schlumberger income from continuing operations, as reported	$2,730	$608	$23	$2,099	$1.64

There were no charges or credits recorded during the second quarter of 2015 or the first six months of 2014.

Refer to Supplemental Information for further details of these charges.

Product Groups

	(Stated in millions)

	Three Months Ended
	Jun. 30, 2015		Mar. 31, 2015		Jun. 30, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$2,425	$642	$2,552	$655	$3,231	$933
Drilling	3,511	685	3,963	790	4,653	981
Production	3,103	397	3,767	549	4,208	710
Eliminations & other	(29)	(16)	(34)	(1)	(38)	(3)

Pretax operating income		1,708		1,993		2,621
Corporate & other	—	(199)	—	(192)	—	(216)
Interest income(1)	—	6	—	8	—	8
Interest expense(1)	—	(79)	—	(76)	—	(86)
Charges & credits	—	—	—	(439)	—	—

	$9,010	$1,436	$10,248	$1,294	$12,054	$2,327

Geographic Areas
	(Stated in millions)

	Three Months Ended
	Jun. 30, 2015		Mar. 31, 2015		Jun. 30, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$2,361	$242	$3,222	$416	$3,888	$700
Latin America	1,537	343	1,648	354	1,852	393
Europe/CIS/Africa	2,413	513	2,538	532	3,268	723
Middle East & Asia	2,575	740	2,703	774	2,966	826
Eliminations & other	124	(130)	137	(83)	80	(21)

Pretax operating income		1,708		1,993		2,621
Corporate & other	—	(199)	—	(192)	—	(216)
Interest income(1)	—	6	—	8	—	8
Interest expense(1)	—	(79)	—	(76)	—	(86)
Charges & credits	—	—	—	(439)	—	—

	$9,010	$1,436	$10,248	$1,294	$12,054	$2,327

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Product Groups

	(Stated in millions)

	Six Months Ended
	Jun. 30, 2015		Jun. 30, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$4,977	$1,297	$6,214	$1,726
Drilling	7,474	1,475	8,984	1,862
Production	6,870	946	8,193	1,433
Eliminations & other	(63)	(17)	(97)	(32)

Pretax operating income		3,701		4,989
Corporate & other	—	(390)	—	(417)
Interest income(1)	—	14	—	15
Interest expense(1)	—	(156)	—	(183)
Charges & credits	—	(439)	—	—

	$19,258	$2,730	$23,294	$4,404

Geographic Areas

	(Stated in millions)

	Six Months Ended

	Jun. 30, 2015		Jun. 30, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$5,584	$658	$7,572	$1,383
Latin America	3,184	697	3,610	764
Europe/CIS/Africa	4,951	1,046	6,149	1,308
Middle East & Asia	5,278	1,514	5,811	1,575
Eliminations & other	261	(214)	152	(41)

Pretax operating income		3,701		4,989
Corporate & other	—	(390)	—	(417)
Interest income(1)	—	14	—	15
Interest expense(1)	—	(156)	—	(183)
Charges & credits	—	(439)	—	—

	$19,258	$2,730	$23,294	$4,404

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Supplemental Information

1)	What is the definition of decremental operating margin?

Decremental operating margin is equal to the ratio of the change in pretax operating income over the change in revenue.

2)	What were the pretax operating income margin and decremental operating margin for the second quarter of 2015?

The pretax operating income margin was 19.0% and the year-over-year decremental operating margin was 30%. The sequential decremental operating margin was 23%.

3)	What were the pretax operating income margin and decremental operating margin for the first half of 2015?

The pretax operating income margin was 19.2% and the year-over-year decremental operating margin was 32%.

4)	What was the free cash flow as a percentage of income from continuing operations before noncontrolling interests and charges and credits, for the second quarter of 2015?

Free cash flow, which includes approximately $210 million of severance payments, as a percentage of income from continuing operations before noncontrolling interests and charges and credits was 132% for the second quarter of 2015.

5)	What was the free cash flow as a percentage of income from continuing operations before noncontrolling interests and charges and credits, for the first half of 2015?

Free cash flow, which includes approximately $455 million of severance payments, as a percentage of income from continuing operations before noncontrolling interests and charges and credits was 98% for the first half of 2015.

6)	What is the capex guidance for the full year 2015?

Capex (excluding multiclient and SPM investments) is still expected to be approximately $2.5 billion for 2015.

7)	What was included in “Interest and other income” for the second quarter of 2015?

“Interest and other income” for the second quarter of 2015 was $47 million. This amount consisted of earnings of equity method investments of $35 million and interest income of $12 million.

8)	How did interest income and interest expense change during the second quarter of 2015?

Interest income of $12 million decreased $1 million sequentially. Interest expense of $86 million increased $4 million sequentially.

9)	What is the difference between the “Pretax operating income” and Schlumberger’s consolidated income before taxes?

The difference consists of such items as corporate items (including charges and credits) and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets and certain centrally managed initiatives.

10)	What was the effective tax rate (ETR), excluding charges and credits, for the second quarter of 2015?

The ETR for the second quarter of 2015, excluding charges and credits, was 21.1% as compared to 20.9% for the first quarter of 2015, excluding charges and credits. There were no charges and credits recorded during the second quarter of 2015.

The ETR for the first quarter of 2015, including charges and credits, was 23.6%.

11)	How many shares of common stock were outstanding as of June 30, 2015 and how did this change from the end of the previous quarter? There were 1.265 billion shares of common stock outstanding as of June 30, 2015. The following table shows the change in the number of shares outstanding from March 31, 2015 to June 30, 2015.

(Stated in millions)
Shares outstanding at March 31, 2015	1,270
Shares sold to optionees, less shares exchanged	1
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	—
Stock repurchase program	(6)

Shares outstanding at June 30, 2015	1,265

12)	What was the weighted average number of shares outstanding during the second quarter of 2015 and first quarter of 2015 and how does this reconcile to the average number of shares outstanding, assuming dilution? The weighted average number of shares outstanding during the second quarter of 2015 and first quarter of 2015 was 1.280 billion and 1.285 billion, respectively. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution.

	(Stated in millions)

	Second Quarter 2015	First Quarter 2015
Weighted average shares outstanding	1,269	1,276
Assumed exercise of stock options	7	5
Unvested restricted stock	4	4

Average shares outstanding, assuming dilution	1,280	1,285

13)	What were multiclient sales in the second quarter of 2015? Multiclient sales, including transfer fees, were $84 million in the second quarter of 2015 and $53 million in the first quarter of 2015.

14)	What was the WesternGeco backlog at the end of the second quarter of 2015? WesternGeco backlog, which is based on signed contracts with customers, was $514 million at the end of the second quarter of 2015. It was $604 million at the end of the first quarter of 2015.

15)	What do the various charges Schlumberger recorded during the first quarter of 2015 relate to?

Workforce reduction:

As a result of the severe reduction in activity in North America combined with the impact of lower international activity due to customer budget cuts driven by lower oil prices, Schlumberger reduced its headcount by approximately 11,000 employees in the first quarter. Schlumberger recorded a $390 million pretax charge during the first quarter of 2015 as a result of this headcount reduction as well as an incentivized leave of absence program.

Venezuela currency exchange rate charge:

Although the financial currency of Schlumberger operations in Venezuela is the US dollar, a portion of the transactions are denominated in local currency. Effective December 31, 2014, Schlumberger began applying the SICAD II exchange rate of 50 Venezuelan Bolivares per US dollar to remeasure local currency transactions and balances into US dollars. During the first quarter of 2015, the Venezuelan government replaced the SICAD II auction process with a new foreign exchange market system known as SIMADI. The SIMADI exchange rate was approximately 192 Venezuelan Bolivares to the US dollar as of March 31, 2015. As a result, Schlumberger recorded a $49 million pretax devaluation charge during the first quarter of 2015.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 108,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $48.58 billion in 2014. For more information, visit www.slb.com.

*	Mark of Schlumberger or of Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, July 17, 2015. The call is scheduled to begin at 8:00 a.m. (US Central Time), 9:00 a.m. (Eastern Time), 2:00 p.m. (London time). To access the call, which is open to the public, please contact the conference call operator at +1 (800) 230-1059 within North America, or +1 (612) 234-9959 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until August 17, 2015 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside of North America, and providing the access code 358215.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site until August 17, 2015.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

###

This second-quarter 2015 earnings release and Supplemental Information, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the success of Schlumberger’s joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world, including in Russia and the Ukraine; pricing erosion; weather and seasonal factors; operational delays; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in this second-quarter 2015 earnings release and Supplemental Information and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

###